Exhibit 99.1

American Financial Group, Inc. Announces
Third Quarter and Nine Month Results

•	Third quarter core net operating earnings $0.82 per share; Net earnings $2.39 per share
•	Adjusted book value per share of $42.72; up 11% from year end
•	Repurchased 4.3 million shares during the quarter
•	2012 core operating earnings guidance increased to $3.10 - $3.50 per share

Cincinnati, Ohio – October 29, 2012 – American Financial Group, Inc. (NYSE/NASDAQ: AFG) today reported net earnings attributable to shareholders of $226 million ($2.39 per share) for the 2012 third quarter, compared to $97 million ($0.95 per share) for the 2011 third quarter. The 2012 third quarter results include $148 million ($1.57 per share) in after-tax non-core earnings, primarily the result of a $101 million after-tax gain on the sale of the Company’s supplemental insurance businesses, realized gains on securities and the results of AFG’s tax case resolution, which were offset somewhat by a reserve strengthening related to the Company’s asbestos and other environmental exposures. These, and other less significant non-core items, are outlined in the table below. Book value per share, excluding appropriated retained earnings and unrealized gains (losses) on fixed maturities, increased by $1.98 to $42.72 per share during the quarter. Net earnings attributable to shareholders for the 2012 nine month period were $438 million ($4.50 per share), compared with $233 million ($2.23 per share) in the comparable 2011 period.

Core net operating earnings were $78 million ($0.82 per share) for the 2012 third quarter, compared to $92 million ($0.91 per share) reported in the 2011 third quarter. Core net operating earnings for the first nine months of 2012 were $253 million ($2.59 per share) compared to $257 million ($2.47 per share) for the same period a year ago. Higher profits in our Annuity and Supplemental Insurance (“A&S”) Group were offset by lower underwriting earnings and lower investment income in our Specialty Property and Casualty Insurance (“P&C”) operations. Nine month annualized core operating return on equity was 9%.

During the third quarter of 2012, AFG repurchased 4.3 million shares of common stock at an average price per share of $37.64. Repurchases during the first nine months of 2012 were $315 million at an average price per share of $37.96.

AFG’s net earnings attributable to shareholders, determined in accordance with generally accepted accounting principles (“GAAP”), include certain items that may not be indicative of its ongoing core operations. The following table identifies such items and reconciles net earnings attributable to shareholders to core net operating earnings, a non-GAAP financial measure that AFG believes is a useful tool for investors and analysts in analyzing ongoing operating trends.

In millions, except per share amounts	Three months ended September 30,		Nine months ended September 30,
	2012	2011 (adjusted)	2012	2011 (adjusted)
Components of net earnings attributable to shareholders:
Core net operating earnings(a)	$78	$92	$253	$257
Non-Core Items:
Realized gains on securities	55	5	92	14
Gain on sale of subsidiary	101	--	101	--
Special A&E charges(b)	(21)	--	(21)	(38)
AFG tax case resolution	28	--	28	--
Other	(15)	--	(15)	--
Net earnings attributable to shareholders	$226	$97	$438	$233

Components of diluted earnings per share:
Core net operating earnings(a)	$0.82	$0.91	$2.59	$2.47
Non-Core Items:
Realized gains on securities	0.59	0.04	0.95	0.13
Gain on sale of subsidiary	1.07	--	1.04	--
Special A&E charges(b)	(0.23)	--	(0.22)	(0.37)
AFG tax case resolution	0.30	--	0.29	--
Other	(0.16)	--	(0.15)	--
Diluted earnings per share	$2.39	$0.95	$4.50	$2.23

Footnotes (a) and (b) are contained in the accompanying Notes To Financial Schedules at the end of this release.

S. Craig Lindner and Carl H. Lindner III, AFG’s Co-Chief Executive Officers, issued this statement: “We are encouraged by the continued positive momentum in our annuity operations, which posted record profitability in the third quarter of 2012. P&C results were solid, especially considering the effects of the Midwest drought and a continued low interest rate environment. Teams in both of these areas of our business have successfully maintained the focus and exercised the discipline needed for strong core earnings.

“We remain committed to deploying excess capital in an effective manner. AFG’s share repurchases during the first nine months of 2012 were made at approximately 89% of the Company’s September 30, 2012 book value per share. We expect to repurchase about $450 million of our common stock in 2012. With approximately $575 million of excess capital at September 30, 2012 (including parent company cash of approximately $300 million), our financial strength also positions us for healthy, profitable organic growth and for opportunities to expand our specialty niche businesses through acquisitions and start-ups that meet our return thresholds.

“We have increased our core net operating earnings guidance for 2012 to be in the range of $3.10 - $3.50 per share, up from the $3.00 - $3.40 estimated previously. This guidance excludes losses from Hurricane Sandy that exceed our normal projected catastrophe load in the fourth quarter.  Our core earnings per share guidance excludes non-core items such as realized gains, significant A&E charges and annuity unlockings, losses or loss recognition in our run-off long-term care business, as well as other significant items that may not be indicative of ongoing operations.”

Specialty Property and Casualty Insurance Results

The P&C specialty insurance operations generated an underwriting profit of $16 million in the 2012 third quarter, compared to $58 million in the third quarter of 2011. The $42 million decline was due primarily to losses of $12 million in our crop insurance business and approximately $25 million lower favorable reserve development in several of our Specialty Casualty businesses. Losses from catastrophes totaled $5 million in the third quarter of 2012, compared to $13 million in the 2011 third quarter. Results for the 2012 third quarter include $9 million (1 point on the combined ratio) in favorable reserve development. By comparison, favorable reserve development in the third quarter of 2011 was $34 million (4 points). Underwriting profit for the first nine months of 2012 was $116 million, compared to $142 million in the comparable 2011 period.

Gross and net written premiums decreased by approximately 4% and 1%, respectively, for the third quarter when compared to the 2011 periods. The decrease in premiums was primarily attributed to lower premiums in our crop insurance business, which were offset by increases in most of our other businesses. Gross and net written premiums were up 2% and 4%, respectively, for the 2012 nine month period compared to the same period a year earlier. This growth was driven by higher premiums in our Specialty Casualty Group.

Further details of the Specialty P&C operations may be found in the accompanying schedules.

The Property and Transportation Group reported a small underwriting profit in the 2012 third quarter, compared to an underwriting profit of $5 million in the 2011 third quarter. Crop losses resulting from the effects of the Midwest drought more than offset improved profitability in other businesses in this group. The $12 million in crop losses recorded in the third quarter represent the full extent of losses estimated for the year, as the Company expects any additional losses to be within the scope of its stop loss reinsurance agreement. Underwriting profit in the first nine months of 2012 decreased approximately $5 million from the comparable 2011 period. Most businesses in this group had solid underwriting margins through the first nine months of 2012.

Gross and net written premiums in this group were lower in the third quarter and first nine months of 2012, primarily a result of lower crop commodity prices. Increased premiums in our transportation, property and inland marine and ocean marine businesses offset these declines somewhat. Renewal pricing was up approximately 4% for the quarter and 3% for the year to date in this group.

The Specialty Casualty Group reported an underwriting profit of $8 million in the 2012 third quarter, compared to an underwriting profit of $20 million in the third quarter of 2011. Improved profitability in our social services and excess and surplus operations was more than offset by lower favorable development in our general liability, workers’ compensation and run-off casualty businesses. Year to date 2012 underwriting profits were $7 million higher than the comparable 2011 period, primarily due to higher favorable reserve development in our general liability lines and improved profitability in our international businesses, which offset lower profitability in our excess and surplus and executive liability operations. Most businesses in this group produced strong underwriting profit margins through the first nine months of 2012.

Gross and net written premiums grew by double digit percentages in both the third quarter and nine month periods in 2012 when compared to the same prior year periods. Our workers’ compensation, excess and surplus and targeted markets operations were the primary sources of the growth in this group. Increased business opportunities arising from larger exposures and general market hardening have contributed to the increased premiums in this group. Pricing was up approximately 5% for the third quarter and 4% for the first nine months of 2012.

The Specialty Financial Group reported a small underwriting profit in the third quarter of 2012, compared to an underwriting profit of $24 million in the third quarter of 2011. Underwriting profit was $28 million and $52 million for the first nine months of 2012 and 2011, respectively. Losses from a run-off book of automotive-related business, as well as lower favorable development during the third quarter were the primary drivers of these results. Most of the businesses in this group achieved good underwriting margins during the first nine months of 2012.

Gross and net written premiums were 4% and 5% higher, respectively, in the 2012 third quarter when compared to the 2011 third quarter, primarily the result of increased premiums in our financial institutions business. Gross and net written premiums were up 6% and 2%, respectively, for the first nine months of 2012 when compared to 2011. Higher gross written premiums resulted primarily from a service contract business initiated in the second quarter of 2011. All of these premiums were ceded under a reinsurance agreement.  Pricing in this group was up approximately 1% for the third quarter and first nine months of 2012.

Carl H. Lindner III stated, “I am pleased with the overall results in our P&C operations through the first nine months of the year. Drought conditions in the Midwest were the worst we’ve seen in 25 years, adversely affecting yields in our key corn and soybean producing states. Our commitment to strategic use of reinsurance in our crop operations has been instrumental in helping us to contain losses from these extreme drought conditions in the Midwest. Additionally, AFG’s third quarter catastrophe losses represented less than one point on our combined ratio. I am encouraged that we have continued pricing momentum in our P&C businesses and anticipate opportunities for continued price increases throughout 2013. With today’s low fixed income yields, we and the industry need strong underwriting results to achieve healthy returns on equity. About three-fourths of our P&C businesses achieved price increases through the first nine months, and almost all continue to achieve solid underwriting profits. We remain on target to achieve our 2012 operating goals.”

Annuity and Supplemental Insurance Results

The A&S Group reported record core operating earnings before income taxes of $81 million for the 2012 third quarter, compared to $47 million in the 2011 period. This 72% increase was largely attributable to our ability to maintain spreads on a larger base of invested assets in our fixed annuity operations.

For the first nine months of 2012, the A&S Group reported record core operating earnings before income taxes of $224 million, compared to $157 million in the 2011 period. This 43% increase resulted from the same factors that contributed to the quarterly increase.  Our Medicare supplement and critical illness businesses contributed pre-tax earnings of $28 million through the date these operations were sold in August 2012.

Statutory premiums of $801 million in the 2012 third quarter were approximately 19% lower than the third quarter of 2011, in line with our expectations. The continued low interest rate environment was a key factor in actions taken early in the third quarter to lower crediting rates and agent commissions on several of our products, which resulted in a slowdown in sales. Statutory premiums of $2.7 billion for the first nine months were 2% lower than the comparable 2011 period as strong growth the first six months of the year was tempered by lower third quarter sales.

Craig Lindner noted, “I’m very pleased with the growth in earnings of our annuity business, which is largely the result of the premium growth we have achieved over the last several years, accompanied by pricing discipline and excellent investment returns.”

As previously announced, AFG sold its Medicare supplement and critical illness businesses to Cigna Corporation for approximately $305 million in cash and recorded an after-tax gain of approximately $101 million on the sale, subject to post-closing adjustments.

A further continuation of the low interest rate environment is likely to lead to loss recognition in AFG’s long-term care business. As previously announced, the Company has initiated an external actuarial study of this business. This study supplements our regular internal analysis of our experience and is expected to be completed in the fourth quarter of this year. Modifications to actuarial assumptions in these businesses could also result in a charge to earnings. Any such charge would be excluded from core earnings, if material.

Similarly, AFG performs a review (“unlocking”) of its major actuarial assumptions of its life and annuity businesses throughout the year. Changes in assumed investment yields and other actuarial assumptions in these businesses could also affect earnings.

Craig Lindner added, “We now expect that full year 2012 core operating earnings before income taxes in our annuity and supplemental operations will be 25% - 30% higher than our 2011 results, even with the absence of earnings from our Medicare supplement and critical illness operations for the last four months of 2012. This guidance does not reflect potential significant unlocking or long-term care loss recognition. Based on current market conditions and trends, we expect annuity sales for the full year of 2012 to be slightly lower than annuity sales in 2011.”

Further details of the Annuity and Supplemental insurance operations may be found in the accompanying schedules.

A&E Reserves

Management has conducted comprehensive studies of its asbestos and environmental reserves with the aid of outside actuarial and engineering firms and specialty outside counsel every two years with an in-depth internal review during the intervening years. During the third quarter, AFG completed an internal review of its asbestos and environmental exposures relating to the run-off operations of its P&C group and its exposures related to former railroad and manufacturing operations and sites. This year’s internal review resulted in an after-tax charge of $21 million to increase A&E reserves. The charge relates primarily to an increase in environmental investigative costs and related loss adjustment expenses in certain environmental and asbestos files. There were no newly identified issues that management believes would significantly impact the overall adequacy of AFG’s A&E reserves.

At September 30, 2012, AFG’s three year survival ratio for property and casualty exposures was 16.4 times paid losses for asbestos reserves and 10.7 times paid losses for total A&E reserves. These ratios compare favorably with industry data published by Conning Research and Consulting, Inc. in June 2012, which indicate that industry A&E survival ratios were 10.1 for asbestos reserves and 9.0 for total A&E reserves at December 31, 2011. Excluding amounts associated with the settlements of two large asbestos claims, AFG’s three year survival ratio was 9.9 and 7.3 times paid losses for the asbestos reserves and total A&E reserves, respectively.

Investments

AFG recorded third quarter 2012 net realized gains on securities of $55 million after tax and after deferred acquisition costs (DAC), compared to $5 million in the comparable prior year period. After-tax, after-DAC realized gains for the first nine months of 2012 were $92 million, compared to $14 million in the same period in 2011. Unrealized gains on fixed maturities were $789 million, after tax, after DAC, at September 30, 2012. Our portfolio continues to be high quality, with 86% of our fixed maturity portfolio rated investment grade and 95% with a National Association of Insurance Commissioners’ designation of NAIC 1 or 2, its highest two categories.

During the first nine months of 2012, P&C investment income was 6% lower than the comparable 2011 period, in line with our expectations.

More information about the components of our investment portfolio may be found in our Financial and Investment Supplements, which are posted on our website.

About American Financial Group, Inc.

American Financial Group is an insurance holding company based in Cincinnati, Ohio with assets in excess of $35 billion. Through the operations of Great American Insurance Group, AFG is engaged primarily in property and casualty insurance, focusing on specialized commercial products for businesses, and in the sale of traditional fixed and fixed-indexed annuities in the education, bank and individual markets.  Great American Insurance Group’s roots go back to 1872 with the founding of its flagship company, Great American Insurance Company.

Forward Looking Statements

This press release contains certain statements that may be deemed to be "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements in this press release not dealing with historical results are forward-looking and are based on estimates, assumptions and projections. Examples of such forward-looking statements include statements relating to: the Company's expectations concerning market and other conditions and their effect on future premiums, revenues, earnings and investment activities; recoverability of asset values; expected losses and the adequacy of reserves for asbestos, environmental pollution and mass tort claims; rate changes; and improved loss experience.

Actual results and/or financial condition could differ materially from those contained in or implied by such forward-looking statements for a variety of factors including but not limited to: changes in financial, political and economic conditions, including changes in interest and inflation rates, currency fluctuations and extended economic recessions or expansions in the U.S. or abroad; performance of securities markets; AFG’s ability to estimate accurately the likelihood, magnitude and timing of any losses in connection with investments in the non-agency residential mortgage market; new legislation or declines in credit quality or credit ratings that could have a material impact on the valuation of securities in AFG’s investment portfolio, the availability of capital; regulatory actions (including changes in statutory accounting rules); changes in legal environment affecting AFG or its customers; tax law and accounting changes; levels of natural catastrophes and severe weather, terrorist activities (including any nuclear, biological, chemical or radiological events), incidents of war or losses resulting from civil unrest and other major losses; development of insurance loss reserves and establishment of other reserves, particularly with respect to amounts associated with asbestos and environmental claims; changes in persistency of in-force policies; availability of reinsurance and ability of reinsurers to pay their obligations; the unpredictability of possible future litigation if certain settlements of current litigation do not become effective; trends in persistency, mortality and morbidity; competitive pressures, including those in the annuity bank distribution channels and the ability to obtain adequate rates and policy terms; changes in AFG's credit ratings or the financial strength ratings assigned by major ratings agencies to our operating subsidiaries; and other factors identified in our filings with the Securities and Exchange Commission.

The forward-looking statements herein are made only as of the date of this press release. The Company assumes no obligation to publicly update any forward-looking statements.

Conference Call

The information in this press release should be read in conjunction with financial and investment supplements that are available in the Investor Relations section of our website at www.AFGinc.com. The company will hold a conference call to discuss 2012 third quarter results at 11:30 am (ET) tomorrow, Tuesday, October 30, 2012. Toll-free telephone access will be available by dialing 1-888-892-6137 (international dial in 706-758-4386). The conference ID for the live call is 37220633. Please dial in five to ten minutes prior to the scheduled start time of the call.

A replay will also be available following the completion of the call, at approximately 2:00 pm (ET) on October 30, 2012, and will remain available until 11:59 pm (ET) on November 6, 2012. To listen to the replay, dial 1-800-585-8367 (international dial in 404-537-3406) and provide the conference ID 37220633.

The conference call will also be broadcast over the Internet. To listen to the call, go to the Investor Relations page on AFG’s website, www.AFGinc.com, and follow the instructions at the Webcast link. An archived webcast will be available immediately after the call via a link on the Investor Relations page until November 6, 2012 at 11:59 pm (ET). An archived audio MP3 file will also be available within 24 hours of the call.

Contact:	Diane P. Weidner	Websites:
	Asst. Vice President - Investor Relations	www.AFGinc.com
	(513) 369-5713	www.GreatAmericanInsuranceGroup.com
www.GAFRI.com

-o0o-
(Financial summaries follow)

This earnings release and additional Financial Supplements are available in the Investor Relations section of AFG's website: www.AFGinc.com.

AMERICAN FINANCIAL GROUP, INC. AND SUBSIDIARIES
SUMMARY OF EARNINGS AND SELECTED BALANCE SHEET DATA
(In Millions, Except Per Share Data)

	Three months ended Sept 30,		Nine months ended Sept 30,
	2012	2011 (adjusted)	2012	2011 (adjusted)
Revenues
P&C insurance premiums	$848	$835	$2,091	$2,043
Life, accident & health premiums	80	107	290	324
Investment income	327	310	981	916
Realized gains	241	8	300	24
Income (loss) of managed investment entities:
Investment income	31	27	92	78
Gain (loss) on change in fair value of assets/liabilities	(13)	1	(63)	(54)
Other income	49	47	135	136
	1,563	1,335	3,826	3,467
Costs and expenses
P&C insurance losses & expenses	864	777	2,014	1,951
Annuity, life, accident & health benefits & expenses	255	278	803	803
Interest on borrowed money	22	21	64	63
Expenses of managed investment entities	19	17	58	53
Other operating and general expenses	118	86	320	279
	1,278	1,179	3,259	3,149
Operating earnings before income taxes	285	156	567	318
Provision for income taxes(c)	74	48	184	126

Net earnings including noncontrolling interests	211	108	383	192
Less: Net earnings (loss) attributable to noncontrolling interests	(15)	11	(55)	(41)

Net earnings attributable to shareholders	$226	$97	$438	$233

Diluted Earnings per Common Share	$2.39	$0.95	$4.50	$2.23

Average number of Diluted Shares	94.6	101.3	97.4	104.1

	Sept 30,	December 31,
Selected Balance Sheet Data:	2012	2011
Total Cash and Investments	$28,037	$25,577
Long-term Debt	$966	$934
Shareholders’ Equity(d)	$4,779	$4,411
Shareholders’ Equity (Excluding appropriated retained earnings & unrealized gains/losses on fixed maturities)(d)	$3,881	$3,779
Book Value Per Share:
Excluding appropriated retained earnings	$51.40	$43.32
Excluding appropriated retained earnings and unrealized gains/losses on fixed maturities	$42.72	$38.63
Common Shares Outstanding	90.8	97.8

Footnotes (c) and (d) are contained in the accompanying Notes To Financial Schedules at the end of this release.

AMERICAN FINANCIAL GROUP, INC.
P&C SPECIALTY GROUP UNDERWRITING RESULTS
(Dollars in Millions)
	Three months ended Sept 30,		Pct. Change		Nine months ended Sept 30,		Pct. Change
	2012	2011			2012	2011

Gross written premiums	$1,509	$1,575	(4%	)	$3,356	$3,277	2%

Net written premiums	$908	$915	(1%	)	$2,247	$2,168	4%

Ratios (GAAP):
Loss & LAE ratio	68%	66%			61%	61%
Expense ratio	30%	27%			33%	32%

Combined Ratio (Excluding A&E)	98%	93%			94%	93%
Total Combined Ratio	102%	93%			96%	96%

Supplemental:(e)
Gross Written Premiums:
Property & Transportation	$981	$1,104	(11%	)	$1,840	$1,918	(4%	)
Specialty Casualty	376	325	16%		1,100	967	14%
Specialty Financial	152	146	4%		415	391	6%
Other	-	-	-		1	1	-
	$1,509	$1,575	(4%	)	$3,356	$3,277	2%

Net Written Premiums:
Property & Transportation	$539	$575	(6%	)	$1,158	$1,175	(1%	)
Specialty Casualty	243	220	10%		734	645	14%
Specialty Financial	108	103	5%		303	297	2%
Other	18	17	6%		52	51	2%
	$908	$915	(1%	)	$2,247	$2,168	4%

Combined Ratio (GAAP):
Property & Transportation	100%	99%			97%	96%
Specialty Casualty	97%	91%			94%	94%
Specialty Financial	99%	76%			91%	84%

Aggregate Specialty Group	98%	93%			94%	93%

	Three months ended Sept 30,		Nine months ended Sept 30,
	2012	2011	2012	2011
Reserve Development Favorable/(Unfavorable):
Property & Transportation	$2	$(3)	$14	$23
Specialty Casualty	(3)	23	25	50
Specialty Financial	5	9	16	9
Other	5	5	7	10
Aggregate Specialty Group Excluding A&E	9	34	62	92
Special A&E Reserve Charge - P&C Run-off	(31)	-	(31)	(50)
Other	-	-	(8)	-

Total Reserve Development Including A&E	$(22)	$34	$23	$42

Points on Combined Ratio:
Property & Transportation	-	(1)	1	2
Specialty Casualty	(1)	11	4	8
Specialty Financial	5	9	5	3

Aggregate Specialty Group	1	4	3	5

Footnote (e) is contained in the accompanying Notes To Financial Schedules at the end of this release.

AMERICAN FINANCIAL GROUP, INC.
ANNUITY & SUPPLEMENTAL INSURANCE GROUP
STATUTORY PREMIUMS
(Dollars in Millions)

	Three months ended Sept 30,		Pct. Change		Nine months ended Sept 30,		Pct. Change
	2012	2011			2012	2011

Retirement annuity premiums:
Individual SP-Fixed & Indexed*	$459	$569	(19%	)	$1,475	$1,402	5%
Bank SP-Fixed & Indexed*	199	244	(18%	)	733	820	(11%	)
Education Market-403(b)	51	60	(15%	)	177	194	(9%	)
Education Market-Variable	14	17	(18%	)	46	52	(12%	)
Total Annuities	723	890	(19%	)	2,431	2,468	(1%	)

Run-off Long-Term Care	20	21	(5%	)	60	62	(3%	)
Life Insurance	8	6	33%		26	24	8%
	28	27	4%		86	86	-

Total Excluding Medicare Supplement & Critical Illness	751	917	(18%	)	2,517	2,554	(1%	)

Medicare Supplement & Critical Illness**	50	75	(33%	)	200	228	(12%	)

Total statutory premiums	$801	$992	(19%	)	$2,717	$2,782	(2%	)

*	“SP” represents Single Premium.

**	Medicare Supplement and Critical Illness premium amounts include only premiums received prior to August 31, 2012, the effective date of the sale of these businesses.

AMERICAN FINANCIAL GROUP, INC.
Notes To Financial Schedules

a)	GAAP to Non GAAP Reconciliation - Components of core net operating earnings:

In millions	Three months ended Sept 30,		Nine months ended Sept 30,
	2012	2011 (adjusted)	2012	2011 (adjusted)

P&C operating earnings	$71	$121	$274	$342

Annuity & supplemental insurance operating earnings	81	47	224	157

Interest & other corporate expense	(36)	(31)	(119)	(105)

Core operating earnings before income taxes	116	137	379	394
Related income taxes	38	45	126	137

Core net operating earnings	$78	$92	$253	$257

b)	Reflects the following effects of special A&E charges during the first nine months of 2012 and 2011 ($ in millions, except per share amounts):

	Pre-tax		After-tax		EPS
	2012	2011	2012	2011	2012	2011
A&E Charge:
P&C insurance runoff operations
Asbestos	$19	$28	$12	$18
Environmental	12	22	8	14
	$31	50	$20	$32	$0.20	$0.31
Former railroad & manufacturing operations
Asbestos	$2	$3	$1	$2
Environmental	-	6	-	4
	$2	$9	$1	$6	$0.02	$0.06

c)
Operating income before income taxes includes $18 million and $64 million in non-deductible losses attributable to noncontrolling interests related to managed investment entities in the third quarter and first nine months of 2012, and $8 million of non-taxable income and $47 million of non-deductible losses in the third quarter and first nine months of 2011, respectively.

d)
Shareholders’ Equity at September 30, 2012 includes $789 million ($8.68 per share) in unrealized gains on fixed maturities and $109 million ($1.21 per share) of retained earnings appropriated to managed investment entities.  Shareholder’s Equity at December 31, 2011 includes $459 million ($4.69 per share) in unrealized gains on fixed maturities and $173 million ($1.76 per share) of retained earnings appropriated to managed investment entities. The appropriated retained earnings will ultimately inure to the benefit of the debt holders of the investment entities managed by AFG.

e)	Supplemental Notes:
•
Property & Transportation includes primarily physical damage and liability coverage for buses, trucks and recreational vehicles, inland and ocean marine, agricultural-related products and other property coverages.

•
Specialty Casualty includes primarily excess and surplus, general liability, executive liability, umbrella and excess liability, customized programs for small to mid-sized businesses and workers’ compensation insurance.

•
Specialty Financial includes risk management insurance programs for lending and leasing institutions (including collateral and mortgage protection insurance), surety and fidelity products and trade credit insurance.

•	Other includes an internal reinsurance facility.